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                                                                      Exhibit 12

HALLIBURTON COMPANY
Computation of Ratio of Earnings to Fixed Charges
(in millions of dollars, except for ratios)
(Unaudited)

                                                      For the nine               Year Ended December 31,
                                                      months ended     -------------------------------------------
                                                     September 2003     2002      2001     2000     1999     1998
                                                     --------------    ------    ------   ------   ------   ------
Earnings available for fixed charges:
      Income (loss) from continuing operations
        before income taxes, minority interests,
        and cumulative effects of accounting
        changes, net:                                    $  352        $ (228)   $  954   $  335   $  307   $   55
      Add:
         Distributed Earnings from equity in
          unconsolidated affiliates                          70            19        25       27       57       93
         Fixed charges                                      127           168       209      203      194      195
                                                         ------        ------    ------   ------   ------   ------
         Subtotal                                        $  549        $  (41)   $1,188   $  565   $  558   $  343
      Less:
         Undistributed equity in earnings and
          losses of unconsolidated affiliates                13            74       107       88       99      154
                                                         ------        ------    ------   ------   ------   ------
         Total                                           $  536        $ (115)   $1,081   $  477   $  459   $  189

Fixed Charges :
      Interest expense                                   $   85        $  113    $  147   $  146   $  141   $  134
      Rental expense representative of interest              42            55        62       57       53       61
                                                         ------        ------    ------   ------   ------   ------
         Total                                           $  127        $  168    $  209   $  203   $  194   $  195

Ratio of Earnings to Fixed Charges                          4.2           (a)       5.2      2.3      2.4      (a)

(a) For the years ended December 31, 2002 and 1998, earnings were inadequate to cover fixed charges by $283 million and $6 million, respectively.